MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2017 RESULTS
~Fourth Quarter Revenue Grew Over 10% to $251 Million~
~GAAP Fourth Quarter EPS of $0.17; Adjusted Fourth Quarter EPS of $0.22~
~Fiscal 2017 Revenue Grows 12% — Approaching $1.1 Billion~
~GAAP Fiscal 2017 EPS of $0.95; Adjusted Fiscal 2017 EPS of $1.00~
~Company Provides Annual Guidance for Fiscal 2018~

CLEARWATER, FL, October 31, 2017 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2017.

For the quarter ended September 30, 2017, revenue grew more than 10% to $250.6 million from $227.4 million for the comparable quarter last year. Same-store sales for the quarter increased 5%, on top of 12% growth for the comparable period last year. Net income for the quarter ended September 30, 2017, was $3.9 million, or $0.17 per diluted share, compared to $5.6 million, or $0.22 per diluted share in the comparable period last year. Included in the quarter ended September 30, 2017, is $2.9 million of unusual expenses associated with Hurricane Irma. Excluding the Irma related expenses, pretax earnings rose 38% to $8.6 million for the quarter ended September 30, 2017, from $6.3 million in the comparable period last year. Additionally, included in the quarter ended September 30, 2017, are unusual tax related items that reduced the Company’s tax provision by $401,000 net, or $0.02 per diluted share. Included in the quarter ended September 30, 2016, is a deferred tax asset valuation allowance reversal of $1.1 million net, or $0.04 per diluted share.

Excluding the unusual costs associated with Hurricane Irma and the tax related items in both periods, and applying a pro forma tax provision to both quarters, the Company’s comparable non-GAAP diluted earnings per share rose more than 22% to $0.22 per diluted share in the quarter ended September 30, 2017, from $0.18 per diluted share in the comparable period last year.

For the fiscal year ended September 30, 2017, the Company produced revenue growth of 12% to approximately $1.1 billion compared to $942.1 million in fiscal 2016. Same-store sales for the year increased over 5% on top of 22% growth for the prior two consecutive fiscal years. Net income for the fiscal year ended September 30, 2017, was $23.5 million, or $0.95 per diluted share, compared to $22.6 million, or $0.91 per diluted share in the prior year. Included in fiscal 2017, are $2.9 million of unusual expenses associated with Hurricane Irma. Excluding the Irma related expenses, pretax earnings rose 17% to $40.7 million for the year ended September 30, 2017, from $34.8 million in the prior year. Additionally, included in fiscal 2017, are unusual tax-related items that reduced the Company’s tax provision by $522,000 net, or $0.02 per diluted share. Included in fiscal 2016 is a deferred tax asset valuation allowance reversal of $1.1 million net, or $0.04 per diluted share.

Excluding the unusual costs associated with Hurricane Irma and the tax related items in both periods, and applying a pro forma tax provision to both periods, the Company’s comparable non-GAAP diluted earnings per share rose 15% to $1.00 per diluted share in the fiscal year ended September 30, 2017, from $0.87 per diluted share last year.

William H. McGill, Jr., Chairman and Chief Executive Officer, stated, “The MarineMax Team delivered a strong close to the fiscal year as we did our best to overcome the challenges brought on by Hurricanes Irma and Harvey. Our results in the fourth quarter, considering the impact to the State of Florida, our largest market, is a testament to our customers’ desire for the boating lifestyle, our team’s passion for MarineMax and the strategies that have led to our industry leading results. In the fourth quarter and fiscal year, we were able to grow sales and expand gross margins, driven by improving product margins and meaningful contributions from our higher margin businesses.”

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Mr. McGill continued, “While current trends in the industry remain positive, choppiness has continued in the large boat segment. We are working closely with our manufacturing partners to ensure inventory is aligned with retail trends. Fortunately, each of our manufacturers has done a good job launching new models in the last few years, leaving our inventory about as fresh as it has ever been. We have also added initiatives to better align expenses with the current environment. Having said this, we remain enthusiastic about the long-term strength of the industry and the business given the ongoing activity with our customers. As we look ahead, we remain committed to improving our earnings as the MarineMax team continues to execute on our customer centric approach in order to build upon our industry leading market share gains and efforts to build additional shareholder value.”

During the quarter, the Company repurchased approximately 2.4 million shares of its common stock. As of September 30, 2017, the Company had approximately 387,000 shares remaining under its August 2, 2017 share repurchase plan.

2018 Guidance

Based on current business conditions, retail trends and other factors, the Company currently expects fully taxed earnings per diluted share to be in the range of $1.10 to $1.20 for fiscal 2018. This compares to a non-GAAP adjusted, but fully taxed, diluted earnings per share of $1.00 in fiscal 2017 and $0.87 in fiscal 2016. The adjustments to fiscal 2017 are the removal of Hurricane Irma expenses and tax related items. The adjustments to fiscal 2016 are the removal of the deferred tax asset valuation allowance reversal noted above and a pro forma income tax provision being provided. These expectations do not take into account, or give effect for, material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 60 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the fourth quarter and full year ended September 30, 2017; the current trends in the industry, including the choppiness in the large boat segment; the long-term strength of the industry and the business given the ongoing activity with the Company’s customers; the execution on the Company’s customer centric approach; and the Company’s efforts to build upon its industry leading market share gains and to build additional shareholder value. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2016 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727-531-1700	Brad Cohen ICR, LLC 203-682-8211 Brad.Cohen@icrinc.com

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue	$250,618	$227,355	$1,052,320	$942,050
Cost of sales	184,292	170,870	787,005	716,022

Gross profit	66,326	56,485	265,315	226,028
Selling, general, and administrative expenses	58,593	49,041	220,026	185,776

Income from operations	7,733	7,444	45,289	40,252
Interest expense	1,970	1,180	7,481	5,462

Income before income tax provision	5,763	6,264	37,808	34,790
Income tax provision	1,852	678	14,261	12,208

Net income	$3,911	$5,586	$23,547	$22,582

Basic net income per common share	$0.17	$0.23	$0.98	$0.93

Diluted net income per common share	$0.17	$0.22	$0.95	$0.91

Weighted average number of common shares used in computing net income per common share:
Basic	22,997,700	24,288,130	23,966,611	24,203,947

Diluted	23,591,854	25,010,193	24,678,800	24,820,847

Supplemental Information –
Reconciliation of GAAP to Non-GAAP
Measures
Net income	$3,911	$5,586	$23,547	$22,582
Less valuation allowance reversal on deferred tax assets, net	—	(1,056)	—	(1,056)
Add unusual items, net	1,743	—	1,743	—
Pro forma income tax provision adjustment	(401)	—	(522)	—

Adjusted net income	5,253	4,530	$24,768	$21,526

Diluted net income per common share	$0.17	$0.22	$0.95	$0.91
Less valuation allowance reversal on deferred tax assets, net	—	(0.04)	—	(0.04)
Add unusual items, net	0.07	—	0.07	—
Pro forma income tax provision	(0.02)	—	(0.02)	—

Adjusted diluted net income per common share	$0.22	$0.18	$1.00	$0.87

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	September 30,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,952	$38,585
Accounts receivable, net	24,661	24,583
Inventories, net	401,301	321,978
Prepaid expenses and other current assets	5,842	5,965

Total current assets	473,756	391,111
Property and equipment, net	127,160	121,353
Other long-term assets, net	30,305	13,149
Deferred tax assets, net	8,769	21,075

Total assets	$639,990	$546,688

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,432	$9,597
Customer deposits	21,032	30,129
Accrued expenses	33,046	25,603
Short-term borrowings	254,177	166,550

Total current liabilities	334,687	231,879
Long-term liabilities	3,105	2,336

Total liabilities	337,792	234,215
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	249,974	241,058
Retained earnings	126,759	103,212
Treasury stock	(74,561)	(31,823)

Total stockholders’ equity	302,198	312,473

Total liabilities and stockholders’ equity	$639,990	$546,688

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